Exhibit 10.1
AGREEMENT OF PURCHASE AND SALE
between
AMERICA FIRST TAX EXEMPT INVESTORS, LP,
a Delaware limited partnership,
as Seller
and
DEVELOPMENT RESOURCES GROUP, LLC,
a Florida limited liability company,
as Purchaser
dated as of July 22, 2005

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of this 22 day of July, 2005 by and between AMERICA FIRST TAX EXEMPT INVESTORS, LP, a Delaware limited partnership (“Seller”), and DEVELOPMENT RESOURCES GROUP, LLC, a Florida limited liability company (“Purchaser”).
PRELIMINARY STATEMENTS:
     Seller is the current holder of that certain Mortgage, Security Agreement, Assignment of Rents and Leases by and between Clear Lake Colony Acquisition Corporation (“Owner”) and SunTrust Bank, as recorded on June 6, 2000 in Official Records Book 11820, Page 1666, Public Records of Palm Beach County, Florida (the “Mortgage”). The Owner is in default under the Mortgage, and Seller intends to foreclose under the Mortgage or accept a deed in lieu thereof and become the owner of the fee-simple interest in and to the land described therein, which is more particularly described in Exhibit A attached to this Agreement and generally known as “Clear Lake Colony,” together with all buildings, structures, fixtures, facilities, installations and other improvements located thereon, all leasehold interests affecting the same and all rights of any kind appurtenant thereto (collectively, the “Premises”). Seller also intends to similarly obtain ownership of the personal property described on Exhibit C, attached hereto and made a part hereof (the “Personal Property”). Owner, as lessor, has entered into various lease agreements (collectively, the “Leases”) with the persons and parties listed as “tenant” (collectively, the “Lessees”), as lessees, in the detailed rent roll (the “Rent Roll”) attached hereto as Exhibit D and made a part hereof. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the fee-simple interest in and to the Premises, and the title to the Personal Property and to the Leases, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Purchase and Sale. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, for the Purchase Price (as defined herein) and subject to and upon the terms and conditions hereinafter set forth, Seller’s fee-simple interest in the Premises, subject to the encumbrances set forth in Exhibit B attached hereto (collectively, the ‘Permitted Exceptions”), and Seller’s right, title and interest in the Leases and the Personal Property.
     Section 2. Earnest Money and Purchase Price.
     (a) Upon execution hereof, Purchaser shall deliver to Shutts & Bowen LLP, as agent for First American Title Insurance Company (the “Escrow Agent” or “Title Company”), whose notice address is 300 S. Orange Avenue, Suite 1000, Orlando, FL 32801, the sum of $800,000 (together with interest thereon, the “Earnest Money”), to be held in an interest-bearing escrow account with interest accruing to Purchaser. Notwithstanding anything in this Agreement to the contrary, the Earnest Money shall be nonrefundable and paid to Seller at any Closing or termination of this Agreement, except as set forth in Sections 5, 6(b) or 13 (b) of this Agreement.

     (b) The purchase price for the Premises (the “Purchase Price”) shall be $33,500,000(1), which is payable in cash or by bank wire transfer in immediately available funds at Closing (as such term is defined in Section 7(a)).
     Section 3. Representations and Warranties.
     (a) Except as specifically set forth in Section 3(b), Purchaser hereby acknowledges that Seller is conveying the Premises in its present “AS IS” condition and has not made, does not make and will not make any warranties or representations, whether express or implied, with respect to the Premises or the value or marketability thereof or any of the appurtenances, facilities or equipment thereof. Further, Purchaser acknowledges that Seller has not made, does not make and will not make any warranties, whether express or implied, of habitability, merchantability or fitness for a particular purpose unless specifically set forth herein. Purchaser further acknowledges that by its consummating the transactions contemplated by this Agreement, it will have made such legal, technical, engineering, factual, financial and other inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Leases, Lessees, the Premises and the value thereof and the appurtenances, facilities and equipment thereof and that it will be relying solely thereon except for the representations and warranties of Seller set forth in Section 3(b) hereof.
     (b) Seller hereby covenants, represents and warrants to Purchaser that:
     (i) Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and will have as of the Closing Date all requisite power and authority to sell and convey the Premises, to enter into and perform this Agreement and to carry out the transactions contemplated hereby and thereby.
     (ii) Seller is the holder of the Mortgage and all other outstanding debt encumbering the Premises, which debt is currently in default. Seller has secured the agreement of Owner to deliver to Seller on or before the Closing Date a deed in lieu of foreclosure to the Premises. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller hereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.
     (iii) The execution, delivery and performance by Seller of this Agreement will not violate, or constitute a default under, any provision of Seller’s Partnership Agreement or any other organizational agreement by which Seller or any of its property is bound.

(1)	The purchase price was verbally amended by the parties at closing to $33,375,000. The amendment was made to compensate the purchaser for damages related to Hurricane Wilma. The adjustment was reflected in the final closing statement. However, this Agreement was not formally amended.

     (iv) Seller has no knowledge and has not been notified of any condemnation proceedings or any annexation proceedings having been instituted or threatened against the Premises.
     (v) Seller has full power and authority to enter into this Agreement, and upon receipt of a deed in lieu of foreclosure as described in “(ii)” above, to convey the Premises, to assign the Leases to Purchaser, to sell the Personal Property to Purchaser and to carry out the transactions contemplated hereby. Neither the entering into of this Agreement nor the consummation of the transactions described herein has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller is a party or by which any of Seller’s assets or property may be affected or constitute a violation or breach of the terms of any law or of any governmental or judicial order applicable to Seller or the Premises.
     (vi) As of the date specified on the rent roll attached hereto as Exhibit D (“Rent Roll”), all information set forth in the Rent Roll is true, correct and complete in all material respects and, as of the Closing Date, all information set forth in the Rent Roll to be attached to the bill of sale and assignment and assumption agreement to be executed at Closing shall be true, correct and complete in all material respects as of the date of such updated Rent Roll. As of the date hereof no rental payments under any Lease have been paid to Owner more than one month in advance of the date such payments are due under the terms of each Lease. There are no leasing commissions or other compensation due and payable to any person, firm or entity with respect to or on account of any Lease. All such residential leases referenced in the Rent Roll are, as of the date of the Rent Roll, the only leases or occupancy agreements entered into by Owner] and/or the owner currently affecting the Premises, and, except as otherwise provided to the contrary in the Rent Roll, all such leases are in full force and effect and any tenant allowances required to be paid by Owner under the provisions of the leases have been paid in full. At the Closing, all leases referenced in the Rent Roll to be attached to the bill of sale and assignment and assumption agreement to be executed at Closing shall be the only leases or occupancy agreements entered into by Seller then currently affecting the Premises and, except as otherwise provided in such Rent Roll, all such leases shall be in full force and effect as of the Closing Date.
     (vii) There are no actions or proceedings pending against Seller or, to the best of Seller’s knowledge, threatened against or involving the Premises or Seller. Seller is not now insolvent nor will Seller become insolvent as a result of the actions contemplated by this Agreement.
     (viii) Seller has not received written notice from Lessees or any governmental agency or authority of any violations of environmental, health, safety or similar municipal laws, ordinances, orders, regulations or requirements affecting the Premises.

     (ix) As a part of the agreement for conveyance of the Premises in lieu of foreclosure, the Owner has agreed to convey its interest in the Personal Property to Seller. Subject to such conveyance and to normal additions and replacements in Seller’s ordinary course of business, Seller, is, or will be, on the Closing Date, the owner of all the Personal Property, and Seller will have full authority to convey by bill of sale or cause conveyance of the same free and clear of all liens and encumbrances, except the Permitted Exceptions. The inventory of personal property listed on Exhibit C, fairly and accurately identifies all personal property owned by Seller which is located on the Premises and which is used in connection with the operation and maintenance of the Premises (other than computer software of Seller and Seller’s marks or logos).
     (x) To Seller’s knowledge, no portion of the Premises has ever been used as a landfill or as a dump to receive significant regulated garbage, refuse, or waste, and there are and have been no Hazardous Substances located upon, stored, handled, or disposed in or on the Premises in amounts or quantities which would constitute a violation of the Applicable Environmental Laws. As used in this Agreement, the term “Hazardous Substances” means any materials, waste, contaminates, pollutants, or other substances which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, or heavy metals which are defined as toxic, dangerous to health or otherwise hazardous by reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC §1801, et. seq.; (ii) the Comprehensive , Environmental Response Compensation and Liability Act of 1980, 42 USC §9601 et. seq.; (iii) applicable laws of the jurisdiction where the Premises is located, or (iv) any federal, state or local statutes, regulations, ordinances, or rules issued or promulgated under or pursuant to any of those laws by any government department or, agency (items (i) through (iv) being referred to herein as the “Applicable Environmental Laws”).
     (xi) All agreements with respect to the operation, use and maintenance of the Premises are listed on Exhibit E (the “Service Contracts”). No later than the Due Diligence Deadline, Purchaser shall notify Seller of which Service Contracts it will assume at Closing. Seller shall terminate any of the Service Contracts that Purchaser elects not to assume on or before Closing.
     (xii) The commercial leases set forth on Exhibit F (“Commercial Leases”) are in full force and effect and shall be assumed by Purchaser at Closing.
     (c) Purchaser hereby covenants, represents and warrants to Seller that:
     (i) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to acquire the Premises, to enter into and perform this Agreement and to carry out the transactions contemplated hereby and thereby.

     (ii) Purchaser has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser hereto. This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.
     (iii) The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under, any provision of Purchaser’s Articles of Association, Operating Agreement or any other organizational agreement by which Purchaser or any of its property is bound.
     (d) The failure of any of the above-stated representations and warranties of Seller and Purchaser to be true and correct in all material respects as of the date hereof or at any time through and including the date of Closing shall be a default hereunder entitling the non-defaulting party to all remedies set forth in Section 13 hereof.
     Section 4. Items Delivered by Seller. Within five business days of the full execution and delivery of this Agreement, Seller shall deliver to Purchaser, or make available to Purchaser and its agents at Seller’s offices or the Premises, the following items (collectively, the “Reports”):
     (a) copies of the Leases (to be reviewed by Purchaser at the Premises or Seller’s corporate offices only, for copying at Purchaser’s expense if desired);
     (b) a copy of its most recent “as-built” or ALTA survey of the Premises in its possession;
     (c) copies of any soil, environmental, structural, mechanical or other similar professional surveys of the Premises in the possession of Seller or located at the Premises;
     (d) copies of any financial statements pertaining to the operation of the Premises, including income and expense reports for the last three years and each month of the current year;
     (e) copies of current tax bills, utility contracts and utility bills pertaining to the operation of the Premises, records detailing the title, status and salary of all full- and part-time employees of Seller primarily engaged at the Premises, together with records detailing any capital improvements made to the Premises in the last three years;
     (f) copies of all Commercial Leases and Service Contracts, and a listing of whether each is terminable on 30 days’ notice;
     (g) copies of any title insurance commitment or title insurance policy with respect to the Premises in the possession of Seller or located at the Premises;

     (h) copies of any correspondence from any governmental entity with respect to the zoning of the Premises or the modification of any access point to the Premises in the possession of Seller or located at the Premises; and
     (i) copies of all Permitted Exceptions, which have been provided by Seller to Purchaser prior to the execution of this Agreement.
     In the event that Purchaser shall require updates or reliance letters with respect to the Reports, Purchaser may, at its own cost and expense, obtain such items. Seller and Purchaser agree that Seller shall not be responsible for ordering updated Reports or reliance letters with respect to the Reports but shall provide any necessary authorizations and otherwise cooperate with Purchaser at no expense to Seller. Purchaser’s receipt of updated Reports or reliance letters prior to Closing shall not be deemed to be a condition precedent to Closing.
     Section 5. Title Report. Upon the execution hereof by Purchaser and Seller, Purchaser shall order a title commitment (the “Title Commitment”) with respect to the Premises from the Title Company, together with all title exception documents referenced therein, and, at Purchaser’s option and sole cost and expense, a survey (the “Survey”) of the Premises, for delivery to Purchaser’s counsel and Seller’s counsel. To the extent the Title Commitment or the Survey discloses matters not included in Exhibit B, Purchaser shall have until the end of the Due Diligence Deadline within which to object in writing to the substantive matters reflected therein. All such items not objected to by Purchaser shall thereafter be deemed included in the definition of “Permitted Exceptions.” Seller shall, within five business days following the receipt by Seller of such objection by Purchaser, inform Purchaser whether or not Seller shall undertake to remove or cure the matter or matters objected to by Purchaser. If Seller undertakes to remove or cure such matters, Seller shall proceed with all diligence to do so, and the parties shall proceed toward Closing, with the Closing Date being extended for such a reasonable time as may be necessary to remove or cure those matters to which Purchaser has objected, but in no event shall any extension be more than 30 days without the written consent of both parties. If Seller is unwilling or unable to remove or cure some or all of those matters to which Purchaser has objected, then within five business days of receiving notice that Seller is either unwilling or unable to so remove or cure: (a) Purchaser may waive its objection to those matters not removed or cured (whereby such matters shall be deemed to be included within the definition of Permitted Exceptions) and proceed to Closing; or (b) if such matter has a material and adverse affect on the Premises or Purchaser’s intended use thereof, Purchaser may terminate this Agreement, and the Earnest Money shall promptly be returned to Purchaser, and any Reports, information and documents supplied by Seller to Purchaser shall promptly be returned to Seller, and Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement except for those obligations which specifically survive the Closing or termination of this Agreement as set forth in this Agreement. Purchaser’s failure to timely elect option (a) or (b) above shall be deemed Purchaser’s election of option (a) above. Notwithstanding anything herein to the contrary, the failure of Seller to remove all title matters related to any bond / tax exempt financing, including but not limited to, any affordable housing restrictions on the Premises shall be a default hereunder, entitling Purchaser to all remedies set forth in Section 13 herein.

     Section 6. Inspection and Environmental Review; Due Diligence and Extension Deadlines.
     (a) From and after the date of this Agreement until Closing, upon reasonable notice and subject to Lessees’ rights under the Leases, Purchaser and its agents shall be permitted to inspect the Premises, at Purchaser’s sole cost and expense, in any reasonable manner desired by Purchaser at times and locations reasonably approved by Seller; provided, however, that neither Purchaser nor its agents shall be allowed access to any residential living space contained within the Premises without 48 hours’ prior written notice to Seller specifying the units to be inspected and the times of such inspections, each of which must be reasonably acceptable to Seller. Purchaser hereby agrees to indemnify Seller against any loss, injury, damage or third-party claim for loss, injury or damage arising from such inspections.
     (b) In the event that (i) Purchaser obtains both a Phase I environmental site assessment and a Phase II environmental site assessment from a licensed environmental engineer which disclose that a recognized Hazardous Substance affects the Premises in violation of Applicable Environmental Laws (each, a “Condition”), (ii) Purchaser provides Seller with a copy of both assessments prior to the Due Diligence Deadline, (iii) correcting or abating the Condition would cost in excess of $50,000 (the “Cost Cap”, which Purchaser hereby expressly agrees to expend to correct any Condition) and (iv) Seller is unwilling to expend the requisite sums in excess of the Cost Cap to correct or abate the Condition, which election Seller must make within five days of receipt of written notice of the Condition, then in such event, Purchaser may terminate this Agreement by written notice to Seller within five (5) days of Seller’s election not to cure, and receive a refund of the Earnest Money.
     (c) Purchaser shall have until 5:00 p.m. CST on the 30th day after the date of full execution and delivery of this Agreement (the “Due Diligence Deadline”) to make an additional deposit of $200,000 (the “Additional Deposit”) with the Title Company and, if Purchaser deposits the Additional Deposit prior to the Due Diligence Deadline, this Agreement shall remain in full force and effect and Purchaser and Seller shall close the Transaction pursuant to the terms and conditions hereof. Upon paying such Additional Deposit into escrow, the term “Earnest Money” as used in this Agreement shall thereafter be deemed to include the Additional Deposit and, notwithstanding anything in this Agreement to the contrary, the Earnest Money shall be nonrefundable to Purchaser and shall be paid to Seller at any Closing or termination of this Agreement, except as set forth in Section 13(b) of this Agreement.
     (d) Purchaser, at its option, shall have until 5:00 p.m. CST on the 60th day after the date of the full execution and delivery of this Agreement (the “Extension Deadline”) to make an additional deposit of $500,000 (the “Second Additional Deposit”) with the Title Company, and if Purchaser deposits the Second Additional Deposit prior to the Extension Deadline, this Agreement shall remain in full force and effect and Purchaser and Seller shall close the Transaction pursuant to the terms and conditions hereof. Upon paying such Second Additional Deposit into escrow, the term “Earnest Money” as used in this Agreement shall thereafter be deemed to include the Second

Additional Deposit and the Additional Deposit, and notwithstanding anything in this Agreement to the contrary, the Earnest Money shall be nonrefundable to Purchaser and shall be paid to Seller at any Closing or termination of this Agreement, except as set forth in Section 13 (b) of this Agreement.
      Section 7. Closing.
     (a) The closing (“Closing”) of the transaction (the “Transaction”) contemplated by this Agreement shall take place in escrow using the Title Company as escrow agent or at such physical location as may be mutually agreed upon by Purchaser and Seller. The date of Closing (the “Closing Date”) shall be the later of the 30th day after the (i) the Due Diligence Deadline or (ii) the Extension Deadline if Purchaser timely pays the Second Additional Deposit.
     (b) At Closing, following satisfaction of all requirements and conditions specified in Section 8 hereof, (i) Purchaser shall release such of the documents received from Seller which are required to be recorded to Title Company, and Purchaser shall concurrently instruct Title Company to record such documents as are necessary to consummate the Transaction and simultaneously transfer the Purchase Price to such account as Seller may designate and (ii) Seller shall release such of the documents received from Purchaser required to be recorded to Title Company. Title Company shall not be authorized to record any deed or other documents until it shall have in its possession the Purchase Price and is prepared to deliver same to Seller in immediately available funds. Title Company will not be authorized to deliver the Purchase Price until it is prepared to record such documents necessary to consummate the Transaction and deliver the title policy referred to in Section 8(a)(i)(L) hereof.
      Section 8. Conditions to Closing.
     (a) Purchaser shall not be obligated to close the Transaction until all of the following conditions have been satisfied:
     (i) Purchaser shall have received each of the following items:
     (A) A special warranty deed, duly executed and acknowledged by Seller, conveying the Premises to Purchaser, subject to the Permitted Exceptions;
     (B) The Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit G;
     (C) An affidavit in form acceptable to the Title Company sufficient to remove any exception for mechanics’ and materialmen’s liens and parties in possession (except tenants under unrecorded, residential leases) and appropriate lien waivers, if necessary;
     (D) A then-current residential rent roll and a certification of Seller in respect thereof;

     (E) Each of the residential tenant leases (including any amendments) in effect at the Premises as of the day of Closing and all files for existing residential tenants in its possession or control (to be delivered at the Premises);
     (F) An affidavit certifying that the Seller is not a foreign entity under the Foreign Investment in Real Property Act;
     (G) A notice letter to all residents of the Premises in the form attached as Exhibit H, provided Purchaser furnishes sufficient information to complete such form, not less than three business days prior to Closing (the “Notice Letter”);
     (H) An authorization transferring the Premises telephone numbers to Purchaser (the “Telephone Transfer”);
     (I) The Service Contracts (to be delivered at the Premises);
     (J) Copies of the plans for the improvements on the Premises and all owner’s manuals relating to the Premises, including an assignment of any and all construction and other warranties associated with the Premises;
     (K) All keys to all locks on the Premises and originals or copies of the books and records and of all original documents that are reasonably necessary for the continued operation of the Premises;
     (L) An owner’s policy of title insurance (the “Title Policy”) from Title Company subject only to the Permitted Exceptions, in an amount not less than the Purchase Price or an irrevocable written commitment from Title Company dated as of the date and time of the Closing for the issuance of such a policy showing that all requirements for issuance have been satisfied;
     (M) Such evidence or documents as may be reasonably required by Purchaser or Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the Transaction; and
     (N) Possession of the Premises subject to the rights of parties in possession pursuant to or as permitted by the Leases and the Permitted Exceptions.
      (ii) Seller shall have delivered to Purchaser such further documents as reasonably may be required in order to fully and legally close this transaction and transfer the Premises to Purchaser.

     (b) Seller shall not be obligated to close the Transaction until all of the following conditions have been satisfied:
     (i) The Purchase Price shall have been placed in escrow with Title Company for release to Seller upon Seller’s satisfaction of the requirements of Section 8(a); and
     (ii) The Bill of Sale and Assignment and Assumption Agreement;
     (iii) The Notice Letter;
     (iv) Purchaser shall have delivered to Seller such further documents as reasonably may be required in order to fully and legally close the Transaction.
     (c) Failure of Seller to deliver the items in Section 8(a) to the Purchaser and/or Title Company, as applicable, and failure of Purchaser to deliver the items listed in Section 8(b) to the Seller and/or Title Company, as applicable, shall be considered a default hereunder, and the non-defaulting party shall be entitled to the remedies set forth in Section 13 hereof.
     Section 9. Transaction Costs.
     (a) The costs of Closing the Transaction shall be paid on or prior to the Closing Date by and among the parties as follows:
     (i) Seller shall pay for the Title Commitment and the premium for the basic Title Policy and Purchaser shall pay any extra premiums or costs for extended coverage and any other endorsements requested by Purchaser;
     (ii) Seller shall pay the cost of any documentary stamps to file the Deed and any lien releases;
     (iii) Seller shall pay the cost of recording the Deed; and
     (iv) Purchaser shall pay all other costs incurred to close the Transaction.
     (b) All standby fees, taxes, including, without limitation, real estate taxes and personal property taxes (with full discount, to the extent permitted by law), collected rents, the Service Contracts, payments due under the Commercial Leases, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Premises (but not including insurance premiums) shall be prorated as of 12:01 a.m. on the day of Closing, as if Purchaser owned the Premises during the entire day upon which Closing occurs. Those incomes and expenses for which actual bills are available at Closing, shall be prorated at Closing based on such actual bills. Those items for which actual bills were not available at Closing, shall be prorated based upon good faith estimates of the previous month’s or year’s bill(s), as applicable. To the extent that information necessary for any proration or adjustment required hereunder is not available at Closing, or that information received in that regard in inaccurate, all such matters will be reprorated upon the receipt of correct information; provided, however, all final prorations shall be made within sixty (60) days after Closing and payment made within ten (10) days of request therefore, except post-closing adjustments for real estate and personal ad valorem taxes which shall be made within ten (10) days after written demand therefor is made by either party hereto to the other party with a copy of the actual tax bill(s) attached. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section shall survive Closing. The following items shall be reimbursed, paid, credited, adjusted or prorated by or between Seller and Purchaser as set forth below:
     (i) Service Contracts and utility charges shall be determined to the day preceding the Closing Date and paid by Seller and appropriate prorations of Service Contracts shall be made. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of Closing, where necessary, post deposits with the utility companies, and provide Seller with written evidence of the transfer at or prior to Closing. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. In the event Seller received a lump sum payment for any Service Contract affecting the Premises, including a laundry, telephone, or cable contract, Purchaser shall receive a credit at Closing for the pro rata portion of such lump sum payment representing the period of the contract, and any right to renew such contract by the servicer, including and following the Closing Date.
     (ii) All prepaid rents on residential leases shall be paid to Purchaser at Closing. Purchaser will collect all residential rents after Closing and will apply such rents to all amounts outstanding under the leases from and after Closing. During a period of six (6) months following Closing, in the event Purchaser collects amounts due and owing from residential tenants attributable to periods prior to Closing. Purchaser will forward such amounts to Seller. The obligations in this subsection shall survive the Closing.
     (iii) All fees on transferable licenses and permits shall be paid by Purchaser at Closing.
     (iv) A credit against the Purchase Price for refundable security deposits, pet deposits and interest, if any, accrued to the Closing Date for any current and pending residential tenants together with any non-refundable fees collected from any current and pending residential tenants, which fees are designated for the purpose of actually offsetting any expenses incurred by the landlord as a result of such tenant’s occupancy, to the extent such fees have not been applied against any such expenses prior to Closing, in accordance with applicable law.
     Section 10. Real Estate Commission. Neither Purchaser nor Seller has used a broker to negotiate the Transaction except for Apartment Realty Advisors, whose fee or commission shall be paid by Seller pursuant to a separate agreement. Purchaser and Seller hereby indemnify, defend and hold the other harmless from and against any and all claims, losses, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made through that party against the other by any other broker claiming a commission.
     Section 11. Operation of Premises. Prior to Closing, Seller covenants and agrees to cause Owner to operate, repair, and maintain the Premises in the same manner and consistent with the same practice as prior to the Effective Date, including keeping and performing all obligations to be performed by landlord under all tenant leases and Commercial Leases. Seller shall ensure that Owner shall not enter into any new contracts following the expiration of the Due Diligence Period which are not cancelable by Landlord upon thirty (30) days notice and will enter into new leases only in the ordinary course of business, using current credit screening standards and prudent underwriting practices.
     Section 12. Condemnation and Casualty. In case any material portion of the Premises shall have been condemned or shall be in the process of condemnation on the Closing Date or shall then have been damaged by reason of public or quasi-public improvements, or in case a portion of the Premises shall be damaged or destroyed by fire or other casualty which will cost more than $100,000 to restore, Purchaser shall have the right (a) to terminate this Agreement by written notice to Seller within 30 business days after notice of any such event or (b) to proceed to Closing according to the terms hereof without any reduction of the Purchase Price but with all insurance proceeds or condemnation awards payable to Purchaser.
     Section 13. Earnest Money/Remedies.
     (a) Seller and Purchaser each acknowledge and agree that the Earnest Money shall be security for Purchaser’s performance under this Agreement.
     (b) In the event of a default by Seller under this Agreement, at Purchaser’s option: (i) Purchaser may terminate this Agreement and the Earnest Money hereunder shall be returned to Purchaser, and Seller will not have any further liability to Purchaser, or (ii) Purchaser may have the right of specific performance of this Agreement; or (iii) in the event that Seller is unable to convey title to the Premises and Personal Property to Purchaser as of the Closing Date, then Purchaser shall have the right to terminate this Agreement, receive the return of the Earnest Money and receive from Seller a reimbursement of its out-of-pocket expenses incurred, in an amount not to exceed $100,000.00.
     (c) In the event of a default by Purchaser under this Agreement, Seller may terminate this Agreement and retain the Earnest Money as liquidated damages, it being acknowledged by Purchaser and Seller that the actual damages suffered by Seller in such an event would be difficult or impossible to measure and that the Earnest Money represents a good-faith estimate thereof.
     Section 14. Notices. All notices, demands or other communications of any type (herein collectively referred to as “Notices”) given by Seller to Purchaser or by Purchaser to Seller, whether required by this Agreement or in any way related to the Transaction, shall be void and of no effect unless given in accordance with the provisions of this Section. All Notices shall be in writing and delivered to the person to whom the Notice is directed, either in person, or by United States mail as a registered or certified item, return receipt requested, or by overnight courier, or by telephone facsimile (telecopier) transmission, and shall be effective upon receipt. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Purchaser:	Development Resources Group, LLC
115 East Marks Street
Orlando, FL 32803
Attention: Michael Halpin
Telephone: (407)709-4560
Facsimile: (407) 841-7050

with a copy to:	Shutts & Bowen LLP
300 S. Orange Avenue
Suite 1000 Orlando, FL 32801
Attention: Jennifer S. Tobin, Esq.
Telephone: (407) 835-6960
Facsimile: (407)849-7244

If to Seller:	America First Tax Exempt Investors, LP
1004 Farnam Street
Omaha, NE 68102
Attention: Chad L. Daffer
Telephone: (402) 930-3085
Facsimile: (402) 930-3047

with a copy to:	Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE 68102
Attention: Rich Rosenblatt
Telephone: (402) 346-6000
Facsimile: (402)346-1148
     Facsimile transmissions shall be effective upon receipt thereof so long as receipt of the transmission is confirmed by telephone call and an original copy of the correspondence is posted by mail or sent by overnight courier as provided above.
     Section 15. Indemnity.
     (a) Seller hereby agrees to indemnify and hold harmless Purchaser, its partners and their officers, directors, shareholders and partners from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or connected with the ownership of the Premises to the Closing

Date, except as the same may be caused by any negligence or willful misconduct of Purchaser or may arise pursuant to any inspection of the Premises by Purchaser or its agents pursuant to this Agreement.
     (b) Purchaser hereby agrees to indemnify and hold harmless Seller, its partners and their officers, directors, shareholders and partners from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or connected with the ownership of the Premises after the Closing Date except as the same may be caused by any negligence or willful misconduct of Seller.
     (c) The indemnities contained in this Section shall survive the Closing of the Transaction.
     Section 16. Assignment. The rights and obligations of Purchaser arising under this Agreement may not be assigned without the prior written consent of Seller. Notwithstanding anything herein to the contrary, the rights and obligations of Purchaser under this Agreement may be assigned, without the prior written consent of Seller, to (a) an entity owned or controlled by Purchaser and formed for the sole purpose of entering into the Transaction, (b) a qualified intermediary retained by Purchaser in connection with an exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or (c) an affiliate or subsidiary of Purchaser. In any assignment which may be made by Purchaser of its rights and obligations under this Agreement, Purchaser shall remain primarily liable under this Agreement.
     Section 17. Miscellaneous.
     (a) This Agreement shall be construed and interpreted in accordance with the laws of Florida. Where required for proper interpretation, words in the singular shall include the plural, the masculine gender shall include the neuter and the feminine, and vice versa. Periods of time shall be measured in calendar days unless otherwise stated. If any performance is required on a Saturday, a Sunday or any holiday, such performance will be due on the next succeeding day which is not a Saturday, a Sunday or a holiday.
     (b) This Agreement may not be modified or amended except by an agreement in writing signed by Seller and Purchaser, and upon any delivery of this Agreement into escrow upon execution, Title Company shall be deemed to have been so instructed. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations, and upon any delivery of this Agreement into escrow upon execution, Title Company shall be deemed to have been so instructed.
     (c) Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.
     (d) This Agreement shall not create any third-party beneficiary rights.

     (e) Each party executing this Agreement warrants and represents that it is fully authorized to do so.
     (f) The descriptive headings of the sections contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     (g) This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.
     (h) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.
     (i) In the event of any litigation between Seller and Purchaser with respect to the Premises or this Agreement, the prevailing party shall be entitled to collect its reasonable attorneys’ fees and expenses from the losing party.
     (j) This Agreement shall not be recorded by either party in any office or place of public record, and if Purchaser shall record this Agreement or cause same to be recorded, Seller may, at its option, elect to treat such act as a breach of this Agreement.
     Section 18. Condominium Conversion. Seller acknowledges and agrees that Purchaser will begin the process of converting the Premises from a rental apartment property to the condominium form of ownership during the term of this Contract. Seller agrees to cooperate with Purchaser in said conversion process, by, among other things, causing Owner to execute appropriate forms for filing with the State of Florida Division of Business and Professional Regulations. At Closing, Seller agrees to execute, or cause Owner to execute, an Amendment to the conversion filing to change the “developer” of the condominium to be the Purchaser. Purchaser acknowledges that neither the Declaration of Condominium nor any other document evidencing, referencing or discussing the conversion of the Premises to the condominium form of ownership will be recorded prior to Closing. The Purchaser agrees that if the Contract is terminated for any reason it shall immediately withdraw the conversion filing. Finally the Purchaser agrees that all costs of the foregoing condominium conversion shall be born by Purchaser, and that Seller shall incur no cost or liability with said conversion process; however, Seller agrees to use commercially reasonable efforts to maintain its existing tenants during the term of this Contract. The terms of this Section shall survive the Closing or earlier termination hereof.
     Section 19. Escrow Agent. Escrow Agent shall hold the Earnest Money in an interest bearing account with the interest accruing to the benefit of the party ultimately receiving the Earnest Money. In the event the Escrow Agent is in doubt as to its duties and liabilities under the provisions of this Contract, the Escrow Agent may, in its sole discretion, continue to hold the deposit until the parties mutually agree in writing to the disbursement thereof, or until a judgment under a court of competent jurisdiction shall determine the rights of the parties thereto, or it may deposit all of the Earnest Money with the Clerk of the Circuit Court of Palm County, Florida, and upon notifying all parties concerning such action, all liability on the part of the Escrow Agent shall fully cease and terminate, except to the extent of accounting for any monies delivered out of escrow. In the event of any suit between the Purchaser and the Seller wherein the Escrow Agent is named a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of this escrow, Escrow Agent shall be entitled to recover reasonable attorneys’ fees and costs incurred, said fees and costs to be charged and assessed as “costs” and paid from the monies held by Escrow Agent or held by the Clerk of the Circuit Court, as the case may be. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to the Purchaser or the Seller of the monies subject to this escrow unless such misdelivery shall be due to willful breach of this Contract or gross negligence on the part of the Escrow Agent, nor shall the Escrow Agent be liable for the failure of any banking institution with which the deposit is deposited. Seller acknowledges that Escrow Agent is the attorney for Purchaser and agrees that in the event of a dispute between the parties regarding this Contract, Escrow Agent shall be entitled to represent Purchaser without claim of conflict of interest due to the service by Purchaser’s counsel as Escrow Agent hereunder.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

AMERICA FIRST TAX EXEMPT
INVESTORS, LP, a Delaware limited partnership

By	America First Capital Associates Limited Partnership Two, its general partner

By	AMERICA FIRST COMPANIES, L.L.C., its general partner

By	/S/ Michael Draper

Michael Draper, Vice President

By

Name

Title

DEVELOPMENT RESOURCES GROUP,
LLC, a Florida limited liability company

By	/s/ Michael Halpin

Name	Michael Halpin

Title	Manager

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
     THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into this 19th day of October, 2005 by and between DEVELOPMENT RESOURCES GROUP, LLC, a Florida limited liability company (“Purchaser”) and AMERICA FIRST TAX EXEMPT INVESTORS, LP, a Delaware limited partnership (“Seller”).
PRELIMINARY STATEMENTS
     Purchaser and Seller entered into that certain Agreement of Purchase and Sale dated July 22, 2005 (the “Agreement”) pertaining to the “Premises” as defined in the Agreement. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings assigned to them in the Agreement. Purchaser and Seller desire to amend the Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Purchaser and Seller acknowledge and agree that the Agreement is hereby amended and modified as set forth below.
     Section 1. Closing. The second sentence of Section 7(a) of the Agreement is hereby deleted and replaced in its entirety with the following:
“The date of Closing (the “Closing Date”) shall be November 10, 2005.”
     Section 2. Additional Earnest Money. In consideration of Seller’s agreement to extend the Closing Date as set forth above, Purchaser has, as of the date hereof, made an additional deposit of $350,000 (the “Additional Deposit”) with the Title Company. The term “Earnest Money” as used in the Agreement shall hereafter be deemed to include such Additional Deposit.
     Section 3. Reaffirmation. Except as specifically amended by this Amendment, Purchaser and Seller hereby reaffirm all of their respective duties and obligations set forth in the Agreement. Specifically, Purchaser hereby affirms and agrees that (a) the Earnest Money in the amount of $1,850,000 is now on deposit with the Title Company in immediately available funds and (b) notwithstanding anything in the Agreement to the contrary, the Earnest Money shall be nonrefundable to Purchaser and shall be paid to Seller at any Closing or termination of the Agreement, except as set forth in Section 13(b) of the Agreement.
     Section 4. Estoppel. Purchaser and Seller hereby acknowledge, affirm, represent and warrant to each other that no event of default or breach has occurred under the terms of the Agreement as of the date hereof.
     Section 5. Counterparts. This Amendment may be executed in counterparts, each of which when taken together shall constitute one entire agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PURCHASER:

DEVELOPMENT RESOURCES GROUP,
LLC, a Florida limited liability company

By	/s/ Michael Nazpin

Name	MICHAEL NAZPIN
Title	MGR.

2

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:

AMERICA FIRST TAX EXEMPT
INVESTORS, LP, a Delaware limited
partnership

By	America First Capital Associates Limited
Partnership Two, its general partner

By	AMERICA FIRST COMPANIES, L.L.C.,
its general partner

By	/s/ Michael Draper

Michael Draper, Vice President

3